EXHIBIT 99.1

TEJON RANCH CO. REPORTS

FIRST QUARTER RESULTS OF OPERATIONS – 2005

TEJON RANCH, Calif., May 5, 2005 – Tejon Ranch Co. (NYSE:TRC), today announced a 96% improvement in total revenues and a 76% improvement in revenues from continuing operations in the first quarter of 2005 compared to the first quarter of 2004. Total revenue, including interest income and other income, for the first quarter of 2005 was $4,150,000 compared to $2,117,000 during the first quarter of 2004. Revenue from continuing operations during the first quarter of 2005 was $3,560,000, which is an improvement of $1,536,000 when compared to the $2,024,000 of revenue from continuing operations for the same period of 2004. Revenue from continuing operations consist of revenue from our real estate segments and farming segments.

For the first quarter of 2005, the Company had a net loss of $984,000 or $0.06 per common share, which is a 22% improvement when compared to the net loss of $1,267,000 or $0.09 per common share, during the first quarter of 2004. All per share references in this release are presented on a fully diluted basis.

The net loss for the first quarter of 2005 is comprised of a loss from continuing operations of $984,000 or $0.06 per common share. This is compared to a net loss from continuing operations of $1,257,000 or $0.09 per share and a loss from discontinued operations of $10,000 or $0.00 per common share, for the first quarter of 2004.

The growth in revenue during the first quarter of 2005 is due to increased commercial/industrial real estate revenue, increased farming revenue, and higher interest income. Commercial/industrial real estate revenue grew $756,000 due to higher oil and mineral royalty income, improved returns from the Calpine lease, and higher commercial lease revenue. Farming revenues increased $780,000 primarily due to the sale of 2004 crop almonds that were inventoried at year-end and to the collection of additional grape revenue related to the 2004 grape crop. The sale of 2004 crop almonds accounted for $732,000 of the increase in farming revenues. Interest income improved due to an increase in outstanding investments as a result of the private equity placement completed during the second quarter of 2004.

The growth in revenues during the first quarter of 2005 described above was partially offset by increased expenses. Expenses from continuing operations increased $1,486,000 during the first quarter of 2005 when compared to the same period of 2004. The largest component of the increase in costs for the quarter is stock compensation cost related to the 2004 stock incentive plan. These costs are higher in 2005 as compared to the same period in 2004 due to the timing of approval of the plan in 2004. Total stock compensation costs for the first quarter of 2005 totaled $650,000 compared to $11,000 of costs during the first quarter of 2004. In addition to higher stock compensation costs, each of our operating segments, as well as corporate operations, saw an increase in staffing costs due to the timing of hiring employees during 2004 and normal salary increases. Professional service fees increased within our resort/residential real estate segment due to continuing costs related to our development activities, and cultural costs increased in our farming segment due to the cost of sales related to the sale of 2004 crop almonds.

As we move forward with our real estate vision, we will continue to see an increase in costs related to professional service fees, planning costs, entitlement costs, and staffing costs. These real estate activities and related costs could continue over several years as we develop a modest percentage of our land holdings. The actual timing and completion of entitlement and any development related activities are difficult to predict due to the uncertainties of the approval process and market factors.

The results of the first three months of each fiscal year are generally not indicative of the results to be expected for the full year due to the nature of the Company’s business segments. Future real estate sales and leasing activity are dependent on market circumstances and specific opportunities and therefore are difficult to predict from period to period. The Company also recognizes a significant amount of revenues in the third and fourth quarter of each year due to the seasonal nature of our agribusiness activities.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended March 31
	2005	2004
Revenues:
Real estate - commercial/industrial	$2,748	$1,992
Farming	812	32

Revenue from continuing operations	3,560	2,024

Operating losses:
Real estate - commercial/industrial	579	8
Real estate - resort/residential	(598)	(397)
Farming	(15)	(377)

Losses from operating segments	(34)	(766)

Interest income	581	93
Other income	9	—
Corporate expense	(1,815)	(1,133)

Operating loss from continuing operations before equity in losses of unconsolidated joint ventures	(1,259)	(1,806)
Equity in losses of unconsolidated joint ventures	(458)	(289)

Operating loss before income tax benefit	(1,717)	(2,095)
Income tax benefit	(733)	(838)

Loss from continuing operations	(984)	(1,257)
Loss from discontinued operations, net of applicable income taxes	—	(10)

Net loss	$(984)	$(1,267)

Net loss per share, basic	$(0.06)	$(0.09)

Net loss per share, diluted	$(0.06)	$(0.09)

Weighted average number of shares outstanding:
Common Stock	16,429,505	14,555,108
Common stock equivalents – stock options	442,470	438,218

Diluted shares outstanding	16,871,975	14,993,326

For the three months ended March 31, 2005 and 2004, diluted net loss per share is based on the weighted average number of shares of common stock outstanding, because the impact of common stock equivalents is antidilutive.